EXECUTION VERSION

Exhibit 10.1

Portions of this exhibit indicated by bracketed asterisks have been omitted because they are not material and would likely cause competitive harm to EyePoint Pharmaceuticals, Inc. if publicly disclosed.

COMMERCIAL ALLIANCE AGREEMENT

THIS COMMERCIAL ALLIANCE AGREEMENT (this “Agreement”) effective as of August 1, 2020 (the “Effective Date”), is entered into between EyePoint Pharmaceuticals, Inc., a Delaware corporation (“EyePoint”), having a place of business at 480 Pleasant Street, Suite B300, Watertown, Massachusetts 02472, and ImprimisRx, Llc a Delaware limited liability company (“Imprimis” and together with EyePoint, the “Parties” (with each being a “Party”)), having a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130.

WHEREAS, Imprimis intends to wind down and terminate its operations relating to the manufacture and sale of Tri-moxi (as defined below) and is seeking an alternative product to commercialize in the United States;

WHEREAS, EyePoint owns rights to the product known as Dexycu (as defined below) in the United States and is seeking additional support for its promotional efforts with respect thereto; and

WHEREAS, EyePoint wishes to engage Imprimis to perform, and Imprimis wishes to perform, certain promotional activities for Dexycu in the United States, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.Definitions and Interpretation.

1.1Definitions.  For purposes of this Agreement, the terms defined in this Section 1 have the respective meanings set forth below, and grammatical variations have corresponding meanings:

1.1.1“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.  For the purposes of this definition, a Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.1.2“Baseline Demand” means, with respect to a Customer and a period of time, the Baseline Quarterly Amount for such Customer prorated for such period of time.

1.1.3“Baseline Period” means (a) with respect to the Group A Customers, [***](the “Initial Baseline Months”), (b) with respect to the Group B Customers, the period consisting of (i)  [***] full calendar months immediately following the Effective Date and (ii)  [***] months of the Initial Baseline Months with the highest Customer Demand for such Customer, and (c) with respect to any other Customer, such other [***]period as determined by the Commercialization Committee pursuant to Section 7.1.2.

1.1.4“Baseline Quarterly Amount” means, with respect to a Customer, the aggregate Customer Demand for such Customer during the applicable Baseline Period divided by two (2).

1.1.5“cGMP” means the principles detailed in the United States Current Good Manufacturing Practices (21 C.F.R. §§200, 211 and 600).

1.1.6“Change of Control” means, with respect to a Person: (a) any sale, exchange, transfer, or issuance to or acquisition in one transaction or a series of related transactions resulting in a Third Party controlling at least fifty percent (50%) of the ownership interest of such Person, whether such sale, exchange, transfer, issuance or acquisition is made directly or indirectly, by merger or otherwise, or beneficially or of record; (b) a merger or consolidation under applicable law of such Person, with a Third Party in which the shareholders or equity holders of such Person, or any Affiliate that directly or indirectly controls such Person, immediately prior to such merger or consolidation do not continue to control the entity surviving or resulting from such merger or consolidation; or (c) a sale or other disposition of all or substantially all of the assets of such Person to which this Agreement relates, to one or more Third Party(ies) in one transaction or a series of related transactions.  For the purposes of this definition, a Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.1.7“Commercialization Committee” means the committee comprising representatives of EyePoint and Imprimis described in Section 7.1.1.

1.1.8“Commercially Reasonable Efforts” means, in the case of either Party, with respect to any Product, those efforts and resources that such Party would typically devote to a product owned by it or to which it has rights of the type it has hereunder, which is of similar market potential at a similar stage in its development or product life, taking into account its relative potential safety and efficacy, competitive position, pricing and launching strategy, proprietary position and profitability and other relevant legal, medical, regulatory, scientific or technical factors.  Notwithstanding the foregoing, the use of Commercially Reasonable Efforts by a Party with respect to the promotion or marketing, or solicitation of customers for, Products shall require the use of efforts, standards and resources typically devoted by similarly situated companies engaged in the sale of FDA approved pharmaceutical products.

1.1.9“Confidential Information” means all information and data that (a) is provided by one Party to the other Party or any of its Affiliates under this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential.  Notwithstanding the foregoing, Confidential Information of a Party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing Party, (ii) is disclosed to the recipient free of confidentiality obligations by a Third Party who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing Party.

1.1.10“Customer Demand” means, with respect to a Customer during a given period of time, the number of units of Product ordered by such Customer and shipped from EyePoint, its Affiliate, or an EyePoint distributor during such period of time.

1.1.11“Customers” [***]

1.1.12“Dexycu” means the EyePoint product referred to by EyePoint as “Dexycu,” which comprises nine percent (9%) dexamethasone intraocular suspension for ophthalmic use, together with all modifications, improvements, and enhancements thereto.

1.1.13“EW Healthcare Entities” means EW Healthcare Partners, L.P., a Delaware limited partnership, and each of its Affiliates.

1.1.14“EyePoint Marks” means those certain trademarks, trade names, designs and markings owned or licensed by EyePoint set forth on Exhibit A or designated from time to time in writing by EyePoint as available for use by Imprimis under this Agreement in connection with the promotion, marketing and solicitation of orders for the Products in the Territory.

1.1.15“FDA” means the Food and Drug Administration of the United States or any successor thereto.

1.1.16“GAAP” means United States generally accepted accounting principles.

1.1.17“Group A Customers” [***]

1.1.18“Group B Customers”[***].

1.1.19“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated under its authority.

1.1.20“Joint Steering Committee” means the committee comprising representatives of EyePoint and Imprimis described in Section 7.2.1.

1.1.21“Legal Manufacturer” means the Person with legal authority to design, manufacture, package and label a product or device before it is placed on the market, regardless of whether these operations are carried out by that Person itself or on its behalf by another Person.

1.1.22“Marketing Materials” means, with respect to a Product, all advertising, promotional, sales, social media and other related literature and materials for such Product provided or approved from time to time by EyePoint after consultation with Imprimis, each as modified in writing from time to time by EyePoint in its sole discretion after consultation with Imprimis.  The applicable Marketing Materials for any Product may be determined by EyePoint after consultation with Imprimis with respect to specific Product, specific Customer or the specific circumstances of any specific sale.

1.1.23“Minimum Sales Period” [***]

1.1.24“Minimum Year” means (a)  [***] of the Term and (b) beginning on [***]thereafter during the Term.

1.1.25“Net Sales” means the aggregate gross sales of Product invoiced to Third Party customers in the United States (or are Affiliates who are the end users of such Product) by EyePoint or its Affiliates, less: (a) returns, credits, allowances, discounts and rebates (including volume-based rebates) accrued with respect to such customers, (b) an allowance for bad debts, and (c) fees actually paid to distributors and specialty pharmacies for distribution of such Product, in each case of (a) through (c), as determined in accordance with GAAP.

1.1.26“Net Selling Price” means the average price paid for a unit of Product by all customers in the United States during a given period of time based on EyePoint’s and its Affiliates’ net Product revenue reported in its financial statements for such period divided by the total number of units of Product sold by EyePoint and its Affiliates to its distributors during the corresponding period.  Net product revenue will include deductions for (a) returns, credits, allowances, discounts and rebates (including volume-based rebates) to the account of such customers, (b) an allowance for bad debts, and (c) fees actually paid to distributors and specialty pharmacies for distribution of such Product, in each case of (a) through (c), as determined in accordance with GAAP.  For avoidance of doubt, any Product shipped by EyePoint or its Affiliates or distributors as samples are specifically excluded from this calculation.

1.1.27“Pass-Through Payment Status” means the designation of Dexycu by the United States Centers for Medicare & Medicaid Services, or any successor thereto, of “pass-through” payment status pursuant to Section 1833(t)(6) of the Social Security Act or its related regulations.

1.1.28“Person” means an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.1.29“Product” means Dexycu.

1.1.30“Registration” means any registration, license, permit or governmental approval or clearance necessary for the purchase, distribution, promotion, marketing or sale of the Products in the Territory.

1.1.31“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon), other than corporate income taxes or comparable taxes assessed on net profits payable by Imprimis.

1.1.32“Territory” means the United States of America, together with its territories and possessions.

1.1.33“Third Party” means any Person other than EyePoint, Imprimis and their respective Affiliates.

1.1.34“Tri-moxi” means the Imprimis product referred to by Imprimis as “Tri-moxi” and that includes as ingredients triamcinolone acetonide, moxifloxacin hydrochloride and poloxamer 407.

1.2Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include” and “contain” (and their variant forms) shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  “US Dollar” or “$” as used in this Agreement means the lawful currency of the United States.  Any reference to any laws, codes or regulations herein shall be construed as referring to such laws as from time to time enacted, repealed or amended.  The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Any reference herein to any Person shall be construed to include the Person’s permitted successors and assigns.  The headings used in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof.

2.Representations and Warranties.

2.1Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party as follows:

2.1.1Such Party is a duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2Such Party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all necessary actions on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party, and, assuming the accuracy of the representations and warranties made by the other Party in this Section 2.1.2, constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

2.1.3All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

2.1.4The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations.

2.1.5There is no litigation pending or, to such Party’s knowledge, without having made an independent investigation, threatened against such Party or any of its Affiliates with respect to the transactions and activities contemplated by this Agreement.

2.2Imprimis Representations and Warranties and Covenants.  Imprimis hereby represents, warrants and covenants to EyePoint that: (a) as of the Effective Date, the customers set forth on Exhibit B constitute [***]of Tri-moxi (by revenue); (b) it has the requisite personnel, facilities, equipment, expertise, experience and skill to perform its obligations hereunder; (c) it shall perform its obligations hereunder in accordance with all applicable laws (including all applicable FDA or other regulatory authority requirements), this Agreement and generally accepted professional standards; (d) it shall, and its representatives and agents shall, comply with applicable policies of EyePoint (which shall be delivered and/or communicated to applicable Imprimis employees, representatives and agents as promptly as practicable following the Effective Date) regarding the proper conduct of its representatives and agents in their interactions with customers; and (e) as of the Effective Date, it has unilaterally elected to wind down the manufacture, promotion and sale of Tri-moxi.

2.3EyePoint Representations and Warranties and Covenants.  EyePoint hereby represents, warrants and covenants to Imprimis that: (a) it shall perform its obligations hereunder in accordance with, all applicable laws (including cGMP and all applicable FDA or other regulatory authority requirements), this Agreement and generally accepted professional standards; and (b) as of the Effective Date, to the best of EyePoint’s knowledge after due inquiry, neither Product nor any use thereof infringes, misappropriates or otherwise violates the intellectual property rights of any Third Party.  Without limiting the generality of clause (a) above, EyePoint hereby represents, warrants and covenants to Imprimis that (i) EyePoint shall comply with the applicable requirements with respect to the “discount” exception as set forth in 42 U.S.C. § 1320a-7b(b)(3)(A) or the “discount safe harbor” as set forth in 42 C.F.R. § 1001.952(h) and shall account for any applicable discounts, rebates or price concessions to the extent required to comply with its price reporting obligations, and (ii) Eyepoint shall take any customer rebates into account in its calculation of the average sales price and Medicaid best price of Dexycu in accordance with applicable regulations.

2.4DISCLAIMERS.  WITH THE EXCEPTION OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY, EXPRESS OR IMPLIED.  EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF TITLE, MERCHANTABILITY,

SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT) TO THE EXTENT PERMITTED BY APPLICABLE LAW.

3.Appointment as Independent Agent.

3.1Appointment.  EyePoint hereby appoints Imprimis as a non-exclusive independent agent of EyePoint and its Affiliates to promote and market Product to, and to solicit orders for Product from, Customers solely in the Territory, on the terms and conditions set forth in this Agreement.  Imprimis hereby accepts such appointment.

3.2Sub-Agents.  Imprimis shall have the right to appoint or authorize sub-agents under this Agreement only with EyePoint’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Imprimis shall be responsible for each such sub-agent’s compliance with all terms and conditions of this Agreement applicable to Imprimis and shall be liable for any and all breaches by such sub-agent thereof.

3.3Products.

3.3.1The rights granted to Imprimis hereunder relate solely to the Products on the terms and conditions of this Agreement.  Imprimis shall have no right to promote, market or solicit orders for any other EyePoint product unless otherwise expressly approved in writing by EyePoint in its sole discretion. Imprimis is not granted any right or license to sell or distribute Product.

3.3.2Neither Imprimis nor any of its Affiliates shall act as an agent or as a legal representative of EyePoint or its Affiliates, and Imprimis and its Affiliates shall not have any right or power to act for or bind EyePoint or its Affiliates in any respect or to pledge its credit.  The detailed operations of each Party and its Affiliates under this Agreement are subject to the sole control and management of such Party and its Affiliates.

3.4Customer Inquiries.  From and after [***]days after the Effective Date, if Imprimis receives a bona fide inquiry for sale of Product from a Third Party that is not an existing Customer, Imprimis shall have the right to provide written notice thereof to EyePoint, which notice shall identify the applicable Third Party.  Such Third Party may be added as a Customer by the Commercialization Committee, which shall also determine Baseline Period and Baseline Quarterly Amount for such Customer, if any.  Notwithstanding anything to the contrary herein, if (a) any such Third Party has not purchased at least [***]units of Product in the [***]month period prior to Imprimis’ written notice set forth above, (b) such Third Party is not added as a Customer by the Commercialization Committee, and (c) such Third Party purchases Product within [***]months after Imprimis’ written notice, then such Third Party shall automatically be added as a Customer hereunder effective as of the date of such written notice. For the avoidance of doubt, any Product inquiries received by Imprimis from potential Customers prior to the end of such [***]day period, and not previously included under the definition of “Customers” herein, may be disclosed to EyePoint by written notice and addressed on a case-by-case basis by the Commercialization Committee.  Notwithstanding the preceding sentence, in the event a prospective Customer has commenced Product training with EyePoint prior to or during such [***]day period, then EyePoint shall notify Imprimis promptly in writing of such commencement of Product training; Imprimis shall then promptly disclose to EyePoint a written summary of communications Imprimis is having or has had with such prospective Customer; and then the status of such prospective Customer shall be addressed on a case-by-case basis by mutual agreement of the Parties.

3.5No Rights or Licenses.  Only rights and licenses expressly granted herein shall be of legal force and effect.  No license or other right shall be created hereunder by implication, estoppel or otherwise.

3.6Pricing.  Notwithstanding any other provision of this Agreement, EyePoint shall have sole decision-making authority with respect to the price of any Product.  Further, for purposes of clarity and the avoidance of doubt, without the express written consent of EyePoint, which EyePoint may withhold, condition or refuse in its sole and absolute discretion, at no time shall Imprimis or its Affiliates, representatives or agents, promote, create or establish bundled offerings or package deals for the Product in combination with any other product or service.

3.7Limited Exclusivity.  EyePoint shall not knowingly or intentionally perform any act that could reasonably conflict with EyePoint’s appointment of Imprimis as an independent agent. In addition to and without limiting the generality of the foregoing, EyePoint (a) shall not (and shall cause its Affiliates not to) engage or appoint any Third-Party compounding pharmacy or outsourcing facility (as defined and described in 21 U.S.C. §353a and §353b) as an independent sales agent for Product in the Territory, and (b) shall not solicit, initiate or encourage submission of proposals or offers from any Third-Party compounding pharmacy or outsourcing facility to become an independent sales agent for Product in the Territory. For the avoidance of doubt, this excludes any contractual relationship EyePoint may have or may enter into with its customers or distributors, or with third parties related to such relationships, such as group purchasing organizations, from time-to-time.

3.8Non-Circumvention.  EyePoint shall not, knowingly or intentionally, do any of the following:

3.8.1enter into any transaction with any sub-agent of Imprimis or of Imprimis’, its Affiliate’s, or its sub-agent’s employees, contractors or consultants similar to, in competition with, or which could have the effect of preventing Imprimis from receiving the full benefit of the appointment under Section 3.1;

3.8.2solicit any of the foregoing to enter into any such a transaction; or

3.8.3induce, solicit, procure or otherwise encourage any of EyePoint’s Affiliates or distributors to enter into any such transaction.

4.Covenants of Imprimis.

4.1Marketing, Promotion and Solicitation of Orders.

4.1.1Imprimis shall use Commercially Reasonable Efforts to cause Customers to become customers for Product and to promote and market the Product in the Territory and subject to and otherwise in accordance with the terms and conditions of this Agreement. Imprimis shall dedicate no fewer of its sales representatives, sub-agents and approved contractors on a full time basis with Product as their highest priority and primary promoted product throughout the duration of the Term than may be reasonably necessary to cause the Customers to become customers for Product.  Imprimis shall ensure that all such sales representatives, sub-agents and approved contractors are trained by Imprimis to be familiar with all appropriate requirements of this Agreement which are relevant to their performance of their duties as a sales agent for the Product.

4.1.2Imprimis shall not use any advertising, promotional or other sales literature or materials to promote or market the Products other than the Marketing Materials or other literature or materials expressly approved in advance in writing by EyePoint.  Notwithstanding the foregoing, if EyePoint provides Imprimis with electronic copies of any Marketing Materials, Imprimis shall have the right to make copies thereof to the extent necessary to perform its obligations under this Agreement. Imprimis shall not make any false or misleading statement, or any representation or warranty, oral or written, to any Third Party concerning the Products that is inconsistent with, in excess of, or contrary to, the Marketing Materials or other literature or materials expressly approved in advance in writing by EyePoint, or that is disparaging to the Products, EyePoint or any of EyePoint’s Affiliates.

4.1.3Imprimis shall adhere to EyePoint’s ordering and distribution system with respect to all orders for the Products from Customers in the Territory that it receives.

4.1.4If any Third Party makes an inquiry regarding a Product or its use, Imprimis shall promptly address such matter in accordance with procedures and other instructions provided in writing by EyePoint; provided, however, that (a) if such inquiry specifically relates to customer service or product support for a Product, Imprimis shall forward such inquiry to EyePoint; and (b) if such inquiry relates to a warranty claim or other complaint related to a Product, then Imprimis shall provide to EyePoint all information reasonably related thereto.

4.2Reports.  At each meeting of the Commercialization Committee, Imprimis shall report to EyePoint in writing as well as orally summarizing in reasonable detail its and its approved sub-agents’ sales calls or other contacts with, and the progress and development of Customers for the Products in the Territory.

4.3Warranty Claims.  Imprimis shall promptly notify EyePoint of each customer warranty claim relating to a Product received by Imprimis.

4.4Recalls.  In the event of a Product incident, recall or field safety corrective action initiated by or on behalf of EyePoint or by a regulatory agency or court, following written notice thereof from EyePoint, Imprimis shall reasonably cooperate with EyePoint in effecting the reporting of an incident or the recall of the affected Products.  EyePoint shall be responsible, at its sole expense, for conducting any recalls or field safety corrective actions pertaining to the Products, and EyePoint shall reimburse Imprimis for all out-of-pocket costs and expenses reasonably incurred by Imprimis in cooperating with EyePoint pursuant to the terms of this Section 4.4, except to the extent such costs and expenses result from Imprimis’ gross negligence, fraud or willful misconduct.

4.5Cooperation with EyePoint.  Imprimis shall provide such assistance as reasonably requested by EyePoint in connection with all Registrations for the Products, and all contacts with the applicable regulatory authorities in connection therewith, reasonably required to permit Imprimis to promote and market the Products to, and to solicit orders for the Products, from Customers in the Territory pursuant to the terms of this Agreement.

5.Covenants of EyePoint.

5.1Training for Imprimis Personnel.  EyePoint shall provide Imprimis technical and sales personnel with such training regarding the Products as EyePoint customarily provides to its personnel.  Such training shall be conducted at such reasonable times and places as mutually agreed by the Parties.

5.2Marketing, Promotion and Sales Support.  EyePoint, in collaboration with Imprimis, shall support the marketing, promotion and sales of the Products by Imprimis in the Territory by the following:

5.2.1EyePoint shall use Commercially Reasonable Efforts to maintain all necessary Registrations and patent rights or other intellectual property rights related to Product.

5.2.2EyePoint or its Affiliates shall provide Imprimis with (a) reasonable access to and assistance of its technical, sales, and service personnel, (b) reasonable technical information regarding Products, and (c) reasonable product specialist detailing and sales support, in each case, as reasonably necessary to support Imprimis detail calls regarding Products with Imprimis existing or future Customers in the Territory, as EyePoint customarily provides in the Territory, and without charge to Imprimis except as may be otherwise mutually agreed in writing.

5.2.3EyePoint shall provide Imprimis with electronic or hard copies of Marketing Materials, package inserts and labeling, and technical information regarding the Products and their proper use.

5.3Orders and Distributor Portal Access.  If Imprimis receives an order for Product (from a Customer or other Third Party), it shall promptly transmit such order to EyePoint through EyePoint’s authorized distributors for the Product for acceptance or rejection.  EyePoint’s distributors shall have final authority to accept or reject customer orders, subject to normal evaluation of creditworthiness, contract coverage or other reasonable customer acceptance measures as such EyePoint distributors may determine.  At no time shall Imprimis have any power or authority to accept or reject orders on behalf of EyePoint or the authorized distributors of EyePoint, nor shall Imprimis represent explicitly or implicitly to any Third Party that it has such authority.  With respect to Customers, EyePoint shall provide Imprimis with access to its distributors’ electronic ordering, inventory, and sales portals for the Product, and to the extent such access is unavailable, EyePoint shall notify Imprimis in writing of such acceptance of Customer orders within fifteen (15) days after receipt thereof.

5.4Inventory.  Promptly after Imprimis’ reasonable request from time to time, EyePoint shall disclose to Imprimis the current inventory of Product held by EyePoint’s distributors.  EyePoint shall use Commercially Reasonable Efforts to ensure that its distributors maintain inventory of Product sufficient to meet anticipated customer demand for Product.

Imprimis shall provide to EyePoint, on a quarterly basis, a rolling twelve-month forecast of projected sales of Product to Customers.

5.5Quarterly Reports.  Promptly after the end of each calendar quarter during the term of the Agreement, EyePoint shall provide Imprimis with a report setting forth in such detail as reasonably requested by Imprimis the volume of Product sales for such quarter for each Customer of Product.

5.6Sale and Shipment.  With respect to each order for Product by a Customer accepted by an EyePoint distributor, EyePoint shall use Commercially Reasonable Efforts to ensure that such distributor (or any other distributor) sells and ships (or cause to sell and ship) such Product to such Customer in accordance with such order.

5.7Warranty Claims and Returns.  As between the Parties, EyePoint shall be responsible for all warranty claims and returns for Products.

5.8Registrations.  EyePoint shall be solely responsible for obtaining and maintaining any Registrations, in the name of EyePoint, that may be necessary to permit the promotion, marketing and sale of the Products in the Territory.  EyePoint shall own and maintain all regulatory filings and Registrations for the Products in its own name, shall be the Legal Manufacturer of the Products, and shall be responsible for and act as the sole point of contact with the applicable regulatory authorities in connection therewith.

5.9Pass-Through Status.  EyePoint shall use Commercially Reasonable Efforts to maintain Pass-Through Payment Status, and, if Pass-Through Payment Status ceases, EyePoint shall promptly notify Imprimis in writing thereof.

6.[***].

7.Governance.

7.1Commercialization Committee.

7.1.1The Commercialization Committee shall comprise one (1) representative of EyePoint and one (1) representative of Imprimis, each with appropriate decision making authority on behalf of such Party.  Each Party shall appoint its representative to the Commercialization Committee prior to the first meeting thereof, and may substitute its representative from time to time, in its sole discretion, effective upon written notice to the other Party of such change, but shall use commercially reasonable efforts to maintain stability of Commercialization Committee representation.

7.1.2The purpose of the Commercialization Committee under this Agreement shall be (a) to facilitate the exchange of information between the Parties, (b) to review and discuss the activities of the Parties under this Agreement, (c) to review, consider and make recommendations for modifications to the Marketing Materials, (d) to add Third Parties referred under Section 3.4 as Customers to this Agreement and to determine the Baseline Period for such Customers pursuant to criteria mutually agreed by the Parties in writing, and (e) to review other information relating to Products.

7.1.3The Commercialization Committee shall meet at such places or in such forms (such as by telephone conference) as determined by mutual agreement of the Parties.  Each Party may permit such visitors to a meeting of the Commercialization Committee as mutually agreed by the Parties prior to such meeting; provided, that a Party may require each such visitor to execute an appropriate confidentiality agreement.  Each Party shall be responsible for its own costs in connection with the meetings of the Commercialization Committee.  The representative of each Party shall be entitled to one (1) vote.  Except as expressly provided herein, each determination or other action of the Commercialization Committee shall require unanimous approval by the representatives of both Parties.  If the Commercialization Committee is unable to reach such unanimous approval, then each Party shall have the right to escalate the applicable issue to the Joint Steering Committee upon written notice to the other Party.

7.1.4The first meeting of the Commercialization Committee shall occur within two (2) business days after the Effective Date.  Thereafter, for the first thirty (30)-day period following the Effective Date, the Commercialization Committee shall meet weekly.  After such thirty (30)-day period, the Commercialization Committee shall meet no less frequently than monthly.

7.1.5Within ten (10) days after each Commercialization Committee meeting, a Commercialization Committee representative of one of Parties, on an alternating basis, shall prepare and provide to each Party a copy of the minutes of such meeting which shall set forth, in reasonably specific detail, the discussions and any approval, determination or other action agreed to by all of the members of the Commercialization Committee.  Such minutes shall be subject to the reasonable comment and approval by the other Party.

7.2Joint Steering Committee.

7.2.1The Joint Steering Committee shall comprise an equal number of representatives of EyePoint and of Imprimis, as determined by mutual agreement of the Parties.  Initially, the Joint Steering Committee shall comprise one (1) C-suite executive of EyePoint as EyePoint’s representative and one (1) board member or C-suite executive of Imprimis as Imprimis’ representative.  Each Party shall appoint its representative to the Joint Steering Committee prior to the first meeting thereof, and from time to time may substitute its representative with another C-suite executive decision maker of such Party, in its sole discretion, effective upon written notice to the other Party of such change, but shall use commercially reasonable efforts to maintain stability of Joint Steering Committee representation.

7.2.2The purpose of the Joint Steering Committee under this Agreement shall be (a) to resolve disputes of the Commercialization Committee, (b) to oversee the Commercialization Committee and otherwise review and discuss the activities of the Parties under this Agreement and (c) from time to time, to establish subcommittees to oversee particular projects or activities under this Agreement.  Any subcommittee shall be constituted and shall operate as determined by the Joint Steering Committee.

7.2.3The Joint Steering Committee shall meet at such places or in such forms (such as by telephone conference) as determined by mutual agreement of the Parties.  Each Party may permit such visitors to a meeting of the Joint Steering Committee as mutually agreed by the

Parties prior to such meeting.  Each Party shall be responsible for its own costs in connection with the meetings of the Joint Steering Committee.  The representative of each Party shall be entitled to one (1) vote.  Except as expressly provided herein, each determination or other action of the Joint Steering Committee shall require unanimous approval by the representatives of both Parties.   [***].

7.2.4The Joint Steering Committee shall meet no less frequently than quarterly.

7.2.5Within ten (10) days after each Joint Steering Committee meeting, a Joint Steering Committee representative of one of Parties, on an alternating basis, shall prepare and provide to each Party a copy of the minutes of such meeting which shall set forth, in reasonably specific detail, the discussions and any approval, determination or other action agreed to by all of the members of the Joint Steering Committee.  Such minutes shall be subject to the reasonable comment and approval by the other Party.

8.Financial Terms and Conditions.

8.1Remittance Amount.  EyePoint shall calculate a remittance amount, representing a sales commission to Imprimis, for each calendar quarter based on the following formula:   [***].  This calculation will be prepared separately for Group A Customers, Group B Customers and any future Customers added by the Commercialization Committee. For clarity, for a Customer added to this Agreement during a calendar quarter, “A” will include only that portion of Customer Demand for that portion of such quarter that such Customer constitutes a Customer hereunder, and “B” will include only the corresponding Baseline Demand for such portion of such quarter for such Customer.

8.2Reports.  Within twenty-one (21) days after the end of each calendar quarter during the term of this Agreement, EyePoint shall deliver to Imprimis a report estimating in reasonable detail for such calendar quarter a calculation of the applicable Remittance Amount, including the Customer Demand and Baseline Quarterly Amount for each Customer.

8.3Payment Terms.

8.3.1The Remittance Amount shown to have accrued by each report provided for under Section 8.2 shall be due within [***]after the end of the applicable calendar quarter other than the last calendar quarter in each applicable calendar year.  A prepayment of a portion of the Remittance Amount shall be made in accordance with Section 8.3.2.

8.3.2Within thirty (30) days after the end of each applicable calendar quarter, EyePoint shall pay to Imprimis a prepayment of a portion of the Remittance Amount for such calendar quarter equal to the Remittance Amount for the immediately preceding calendar quarter divided by three (3). Notwithstanding the preceding sentence, there shall be no prepayment of the Remittance Amount for a particular quarter if the Remittance Amount for such calendar quarter is lower than the calculated prepayment. The Parties shall discuss in good faith on an annual basis any potential adjustments to the foregoing prepayment amount based on EyePoint’s then calculated receivables days outstanding.

8.3.3EyePoint shall have the right to reasonably estimate the Customer Demand and Net Selling Price for purposes of its payment and reporting obligations under Section 8.2 and this Section 8.3 determined in good faith based on the most current data then available to EyePoint; provided, however, that EyePoint shall substitute the actual value for such Customer Demand, recalculate the Remittance Amount, and update its report under Section 8.2 prior to or by the following annual reconciliation set forth in Section 8.4.

8.4Annual Reconciliation.  Within one hundred twenty (120) days after the end of each calendar year, EyePoint will conduct a final calculation of the full calendar year Remittance Amount.  Such calculation will be based on the Net Selling Price and the Customer Demand (each, as calculated for the full calendar year).  If the Remittance Amount actually paid is less than the amount calculated pursuant to such annual review process, then EyePoint shall promptly pay to Imprimis an amount equal to such underpayment.  If the Remittance Amount actually paid is greater than the amount calculated pursuant to such annual review process, then EyePoint may reduce the amount of the Remittance Amount payable pursuant to Section 8.3.1 or direct Imprimis to (and Imprimis shall promptly) pay to EyePoint an amount equal to such overpayment.

8.5Records Retention. For a period of two (2) years after payment of the applicable Remittance Amount, EyePoint shall, and shall cause its Affiliates to, keep and maintain complete and accurate books and records pertaining to calculation of Customer Demand, Net Selling Price, Net Sales and the Remittance Amount, and in sufficient detail to confirm the accuracy of the calculations of Customer Demand, Net Selling Price and the Remittance Amount payments hereunder.

8.6Audits.  Upon the written request of Imprimis and not more than once in each calendar year, EyePoint shall permit an independent certified public accounting firm selected by Imprimis and reasonably acceptable to EyePoint, at Imprimis’ expense, to have access during normal business hours to such of the financial records of EyePoint associated with this Agreement as may be reasonably necessary to verify the accuracy of the Remittance Amount reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request.  If such accounting firm concludes that additional amounts were owed during the audited period, EyePoint shall pay such additional amounts within thirty (30) days after the date Imprimis delivers to EyePoint such accounting firm’s written report so concluding.  The fees charged by such accounting firm shall be paid by Imprimis; provided, however, if the audit discloses that the Remittance Amount payable by EyePoint for such period are more than one hundred five percent (105%) of the Remittance Amount actually paid for such period, then EyePoint shall pay the reasonable fees and expenses charged by such accounting firm.  Imprimis shall cause its accounting firm to retain all financial information subject to review under this Section 8.6 in strict confidence.  Imprimis shall treat all such financial and other disclosed information as EyePoint’s confidential information and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 8.6.

9.Limited Warranty. THE LIMITED WARRANTY FOR A PRODUCT SHALL BE ONLY AS SET FORTH ON THE INSERT ACCOMPANYING THE APPLICABLE PRODUCT.  For the avoidance of doubt, Imprimis never takes legal title to any Product under this Agreement, and any Product warranty matters as between EyePoint and its customers are under the control and responsibility of EyePoint.

10.Confidentiality.

10.1Confidential Information.  During the term of this Agreement, and for a period of ten (10) years following the expiration or earlier termination hereof, each Party shall maintain in confidence all Confidential Information of the other Party or its Affiliates (including all Confidential Information disclosed prior to the term of this Agreement pursuant to a written confidentiality agreement between the Parties), and shall not use, disclose or grant the use of the Confidential Information of the other Party except on a need-to-know basis to those directors, officers, employees, consultants or permitted assignees, to the extent such use or disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement.  To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information of the other Party for any purpose other than those permitted by this Agreement.  Each Party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

10.2Terms of this Agreement.  Except as otherwise provided in this Section 10, during the term of this Agreement and for a period of ten (10) years thereafter, neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided, however, that a Party may disclose the terms and conditions of this Agreement, (a) in confidence on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, (b) in confidence in connection with the enforcement of this Agreement or rights under this Agreement, and (c) to a Third Party in confidence in connection with an actual or proposed (i) equity investment in, or a strategic alliance with, such Party or (ii) Change of Control of such Party.  Notwithstanding the foregoing, prior to execution of this Agreement, the Parties have agreed in writing upon the substance of information that can be used to describe the terms of this transaction, and each Party may disclose such information, as modified by mutual agreement from time to time, without the other Party’s consent.

10.3Permitted Disclosures.  The confidentiality obligations contained in this Section 10 shall not apply to the extent that a Party is required (a) in the reasonable opinion of such Party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product; provided, in either case ((a) or (b)), that, to the extent practicable, such Party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.  Notwithstanding anything to the contrary herein, each Party may disclose the terms and conditions of this Agreement to any Person with whom such Party has, or is proposing to enter into, a business relationship related to Product, as long as such Person has entered into a confidentiality agreement with such Party.

11.Intellectual Property Rights.

11.1Patent Rights.  EyePoint does not, either expressly or impliedly, grant any licenses to Imprimis under any patents owned or otherwise controlled by EyePoint or under which EyePoint has any rights, except the right to promote, market and solicit orders for the Products on the terms and subject to the conditions of this Agreement.

11.2EyePoint Marks.  Subject to the terms and conditions of this Agreement and any reasonable use policy that may be provided in writing by EyePoint to Imprimis from time to time, EyePoint hereby grants to Imprimis a non-exclusive license (with the limited right to grant sublicenses to authorized sub-agents) to use the EyePoint Marks solely in connection with the promotion, marketing and soliciting orders for the Products in the Territory on the terms and subject to the conditions of this Agreement.  Any goodwill associated with the EyePoint Marks affixed or applied or used in connection with the Products shall accrue to the sole benefit of EyePoint.

11.3Copyrights.

11.3.1Imprimis hereby acknowledges that EyePoint or a Third Party has claimed, or may claim, copyright protection with respect to certain parts of the Products and the labels, inserts, studies, publications, Marketing Materials, promotional materials, and other materials related to the Products.  Imprimis shall not knowingly take any action which is in any way inconsistent with EyePoint’s or such Third Party’s claim of copyright protection with respect to such items.

11.3.2For clarity, nothing contained in this Section 11.3 shall prohibit Imprimis from copying and distributing to its sales representatives or in connection with its commercialization of Products hereunder Marketing Materials or materials prepared by or on behalf of EyePoint for the purpose of fulfilling Imprimis’ obligations under this Agreement, in each case, to the extent permitted hereunder.  EyePoint hereby grants Imprimis a non-exclusive, royalty-free license (with the right to grant sublicenses to permitted sub-agents) to use, copy, display and distribute such materials solely for the purpose of fulfilling Imprimis’ obligations under this Agreement.

12.Indemnity.

12.1By EyePoint.  EyePoint shall defend, indemnify and hold harmless Imprimis, its sub-agents, its and their respective Affiliates, and its and their respective directors, officers, employees and agents from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (“Liabilities”) resulting from any claims, demands, actions or other proceedings by any Third Party (“Third-Party Claim”) to the extent resulting from (a) the breach of any representation, warranty or covenant of EyePoint under this Agreement; (b) the use by any purchaser of, or any defect in, the Products, (c) the infringement, misappropriation or other violation of any intellectual property rights of a Third Party by or in connection with the Products; (d) the negligence or willful misconduct of EyePoint or any of its Affiliates in the performance of its obligations under this Agreement; (e) any fraud or misrepresentations by EyePoint; (f) the authorized use of the EyePoint Marks under this Agreement; or (g) any violation by EyePoint (or any of its directors, officers, employees, distributors or agents) of any applicable laws, regulations or court orders; provided, however, that the foregoing indemnity obligation shall not apply to the extent that any Liability arises from, is based on, or results from any matter set forth in Section 12.2 for which Imprimis has an indemnification obligation.

12.2By Imprimis.  Imprimis shall defend, indemnify and hold harmless EyePoint, its Affiliates, and their respective directors, officers, employees and agents, from and against all Liabilities resulting from any Third-Party Claim to the extent resulting from (a) the breach of any representation, warranty or covenant of Imprimis under this Agreement; (b) the negligence or willful misconduct of Imprimis or any of its Affiliates, including its sales representatives, in the performance of its obligations under this Agreement; (c) any fraud or misrepresentations by Imprimis, or (d) any violation by Imprimis (or any of its directors, officers, employees or agents) of any applicable laws, regulations or court orders, provided, however, that the foregoing indemnity obligation shall not apply to the extent that any Liability arises from, is based on, or results from any matter set forth in Section 12.1 for which EyePoint has an indemnification obligation.

12.3Procedure. A Party seeking indemnification (the “Indemnitee”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of a Third-Party Claim; provided, that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 12 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay.  The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder.  The Indemnitee shall have the right to participate at its own expense in the Third-Party Claim with counsel of its own choosing.  The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy.  The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested at the Indemnifying Party’s sole cost and expense.  The Indemnifying Party shall not settle or otherwise consent to an adverse judgment in any such Third-Party Claim that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.

13.Term and Termination.

13.1Term.  Unless terminated earlier, or extended, pursuant to this Agreement or by mutual written agreement of the Parties, this Agreement shall commence on the Effective Date and shall expire on fifth (5th) anniversary thereof (the “Term”).

13.2Termination for Convenience. From and after August 1, 2021, provided that Imprimis has used Commercially Reasonable Efforts to market and promote Product to all Customers, Imprimis may terminate this Agreement for any reason or no reason upon twelve (12) months’ prior written notice of termination to EyePoint.  For the avoidance of doubt, the earliest date of termination possible pursuant to this Section 13.2 is July 31, 2022.  Should Imprimis exercise this provision, no sales commissions, calculated as a Remittance Amount, will be payable for sales beyond the date of termination.

13.3End of Pass-Through Payment Status.  If Pass-Through Payment Status ceases, then either Party may terminate this Agreement by providing ninety (90) days’ prior written notice of termination to the other Party promptly after the end of the calendar quarter in which Pass-Through Payment Status ceases.

13.4Termination for Cause.

13.4.1A Party may terminate this Agreement upon or after any material breach of this Agreement by the other Party if the other Party has not cured such breach within sixty (60) days after written notice thereof from the non-breaching Party.

13.4.2If Imprimis fails to achieve bona fide Customer orders for quantities of Product to achieve the minimum sales level within the applicable minimum period (each as set forth in the table below), then EyePoint shall have the right to terminate this Agreement by providing sixty (60) days’ prior written notice of termination to Imprimis within sixty (60) days after the end of such period:

Minimum Period	Minimum Sales Level (Customer Demand in excess of Baseline Demand for such period)
First Minimum Year	[***]
First Minimum Sales Period	[***]
Each subsequent Minimum Sales Period during the Term	[***]

13.5Change of Control.  If EyePoint undergoes a Change of Control, other than a Change of Control that results in an EW Healthcare Entity directly or indirectly controlling EyePoint, then EyePoint may terminate this Agreement by providing ninety (90) days’ prior written notice of termination to Imprimis within thirty (30) days after such Change of Control.

13.6Effect of Expiration or Termination.

13.6.1Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to such expiration or termination.  In addition and without limiting the foregoing, Sections 2.4, 4.3, 4.4, 5.7, 9, 10, 12, 13.6 and 14 will survive any expiration or termination of this Agreement, and, unless a later survival end date is specified elsewhere in this Section 13.6, Sections 8.5 and 8.6 shall survive for a period of five (5) years after expiration or termination.

13.6.2If Imprimis terminates this Agreement pursuant to Section 13.4.1, then Section 8 (other than Sections 8.5 and 8.6) shall additionally survive until the fifth (5th) anniversary of the Effective Date, and Sections 8.5 and 8.6 shall survive until the seventh (7th) anniversary of the Effective Date.

13.6.3If EyePoint terminates this Agreement pursuant to Section 13.4.2, then Section 8 (other than Sections 8.5 and 8.6) shall not survive after termination and all payments under Section 8 expire on the date of termination, and Sections 8.5 and 8.6 shall survive for a period of three (3) years after termination.

13.6.4If Imprimis terminates this Agreement pursuant to Section 13.2 all payments under Section 8 expire on the date of termination.  Further section 13.5 will not apply if Imprimis terminates pursuant to Section 13.2.

13.6.5If EyePoint terminates this Agreement pursuant to Section 13.5, then Section 8 (other than Sections 8.5 and 8.6) shall additionally survive until the fifth (5th) anniversary of the Effective Date, and Sections 8.5 and 8.6 shall survive until the seventh (7th) anniversary of the Effective Date, except that the Remittance Percentages set forth in Section 8.1 shall equal the applicable percentage(s) for the applicable period(s) as set forth in the table below instead of [***]:

Calendar Year of Termination	Remittance Percentage
2021, 2022, or 2023	[***]for the twelve (12)-month period commencing on termination [***]for the following twelve (12)-month period [***]thereafter until the fifth (5th) anniversary of the Effective Date
2024	[***]for the twelve (12)-month period commencing on termination [***]thereafter until the fifth (5th) anniversary of the Effective Date
2025	[***]until the fifth (5th) anniversary of the Effective Date

13.6.6Except as otherwise expressly set forth in this Agreement, promptly upon the expiration or earlier termination of this Agreement, each Party shall return to the other Party all tangible items regarding the Confidential Information of the other Party and all copies thereof, provided, however, that each Party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder and for purposes of exercising any rights that survive expiration or termination hereunder.

14.Miscellaneous.

14.1HIPAA Requirements.  Without limiting the generality of anything set forth in this Agreement, each Party shall comply with all applicable regulations promulgated under HIPAA, including the federal privacy regulations contained in 45 C.F.R. Parts 160 and 164, the federal security standards contained in 45 C.F.R. Part 142, and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162 (the “HIPAA Requirements”).  Each Party shall not use or further disclose any protected health information as described in the HIPAA Requirements, other than as permitted by HIPAA Requirements and the terms of this Agreement.  Each Party shall make its internal practices, books, and records relating to the use and disclosure of Protected Health Information (as defined in HIPAA) available to the Secretary of Health and Human Services to the extent required for determining compliance with the HIPAA Requirements.

14.2Conduct of Business.  Each of Imprimis and EyePoint shall use Commercially Reasonable Efforts to conduct its business in a manner that reflects favorably on the reputation of each of EyePoint and Imprimis, respectively; provided, that this shall not limit a Party’s ability to fully exercise its rights under this Agreement.

14.3Compliance with Laws.  Each of EyePoint and Imprimis shall comply with any and all governmental laws, regulations and orders applicable to the Registration, promotion, marketing, sale and distribution of the Products in the Territory and to relationships with health care professionals, including, with respect to Imprimis, any requirement to be registered as EyePoint’s independent agent with any governmental authority.

14.4Insurance.  Each Party shall maintain self-insurance or general commercial liability insurance, including contractual liability insurance and product liability insurance against claims regarding its activities contemplated by this Agreement, in each case in such amounts as it customarily maintains for similar products and activities.  Each Party shall maintain such insurance during the term of this Agreement and thereafter for so long as it maintains insurance for itself covering such activities.

14.5Expenses.  Each of Imprimis and EyePoint shall be responsible for all of its own expenses and employees in connection with its activities contemplated by this Agreement.  Neither Imprimis nor EyePoint shall incur any expense chargeable to such other Party, except as may be specifically authorized in advance in writing in each case by such other Party.

14.6Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof.  The Exhibits attached hereto constitute part of this Agreement.  All express or implied representations, agreements and understandings with respect to the subject matter hereof, either oral or written, heretofore made are expressly superseded by this Agreement.

14.7Amendments.  No amendment or modification of the terms of this Agreement shall be binding on either Party unless reduced to writing and signed by an authorized officer of the Party to be bound.

14.8Waiver.  No waiver by one Party of the other Party’s obligations, or of any breach or default hereunder by any other Party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the Party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other Party.

14.9Further Assurances.  EyePoint and Imprimis each shall perform any and all further acts and execute and deliver any and all further documents and instruments that may be necessary to carry out the provisions of this Agreement.

14.10Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to EyePoint:EyePoint Pharmaceuticals, Inc.

480 Pleasant Street, Suite B300

Watertown, Massachusetts 02472

Attention:  Chief Executive Officer

If to Imprimis:ImprimisRx, LLC

12264 El Camino Real, Suite 350

San Diego, California 92130

Attention:  President

14.11Assignment.  Except as otherwise expressly provided under this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other Party, provided, however that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part (i) to an Affiliate of such Party, or (ii) in connection with the Change of Control of such Party or to a Third Party successor of such Party to all or substantially all of the business to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment or transfer in violation of this Section 14.11 shall be void.

14.12Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

14.13Dispute Resolution.  Any and all disputes or claims arising from or out of this Agreement shall be litigated exclusively before a court of the State of Delaware or, if subject matter jurisdiction exists, the United States District Court for the District of Delaware. Each Party hereby irrevocably and unconditionally consents to the exclusive personal jurisdiction and service of, and venue of, any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim that any action, lawsuit or proceeding brought in any such court has been brought in an inconvenient forum.  Any judgment issued by such a court may be enforced in any court having jurisdiction.

14.14LIMITATION OF LIABILITY.  WITHOUT LIMITING THE RIGHTS OR REMEDIES OF THE PARTIES REGARDING (A) THE OBLIGATIONS TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURSUANT TO SECTION 12, (B) A BREACH OF THE CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 10, OR (C) A CLAIM ARISING OUT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

14.15Severability.  If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, then (a) such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction, and (b) such provision, in such jurisdiction, shall be replaced by a valid, legal and enforceable provision that best reflects the Parties’ intent for such first provision.

14.16Independent Contractors.  Each Party hereby acknowledges that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

14.17Waiver.  The waiver by a Party of any right hereunder, or the failure to perform or of a breach by the other Party, shall not constitute a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.

14.18Force Majeure.  A Party shall neither be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any obligation under this Agreement to the extent, and for so long as, such failure or delay is caused by, or results from, causes beyond the reasonable control of such Party, regardless of whether such cause is foreseeable as of the Effective Date or thereafter, including fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, national or regional emergency, epidemic or pandemic (including COVID-19), and omissions or delays in acting by any governmental authority or the other Party.   [***].

14.19Taxes.

14.19.1EyePoint will make all payments to Imprimis under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

14.19.2Any Tax required to be withheld on amounts payable under this Agreement will be paid by EyePoint on behalf of Imprimis to the appropriate governmental authority, and EyePoint shall furnish Imprimis with proof of payment of such Tax.  Any such Tax required to be withheld will be an expense of and borne by Imprimis.

14.19.3EyePoint and Imprimis will cooperate with respect to all documentation required by any Taxing authority or reasonably requested by EyePoint to secure a reduction in the rate of applicable withholding Taxes.  Promptly after the Effective Date, Imprimis will deliver to EyePoint an accurate and complete Internal Revenue Service Form W-9.

14.20Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

EYEPOINT PHARMACEUTICALS, INC.

By:/s/Nancy Lurker

Name: Nancy Lurker

Title: President & CEO

ImprimisRx, LLC

By:/s/John Saharek

Name: John Saharek

Title: President

EXHIBIT A

List of Trademarks

[***]

A-1

A-1

EXHIBIT B

GROUP A CUSTOMERS

[***]

B-1

B-1

EXHIBIT C

Group B Customers

[***]